EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-104343 on Form S-8 of our report dated March 25, 2005, relating to the financial statements of Harrington West Financial Group, Inc. appearing in this Annual Report on Form 10-K of Harrington West Financial Group, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 25, 2005